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This filing relates to the sale by LIN TV Corp. (“LIN TV”) of its interest in the NBC joint venture and the proposed merger of LIN TV with and into LIN Media LLC (a wholly-owned subsidiary of LIN TV).  On February 28, 2013, LIN TV held a conference call to discuss its fourth quarter and full year 2012 earnings results.  During the conference call, the sale and proposed merger were discussed.   The following is a transcript of the call:

Event Name: Q4 2012 LIN Media Earnings Conference Call

Event Date:  February 28, 2012

******************************************************

C: Denise Parent; LIN TV Corp.; SVP, Chief Legal Officer

C: Vince Sadusky; LIN TV Corp.; President, CEO

C: Scott Blumenthal; LIN TV Corp.; EVP, Television

C: Rich Schmaeling; LIN TV Corp.; SVP, CFO

P: Eric Katz; Wells Fargo Securities, LLC; Analyst

P: Aaron Watts; Deutsche Bank; Analyst

P: Edward Atorino; The Benchmark Company; Analyst

P: David Hebert; Wells Fargo Securities, LLC; Analyst

P: Barry Lucas; GAMCO Investors, Inc./Gabelli & Co.; Analyst

P: Tim Harrington; CG Capital Advisors; Analyst

P: Abby Sanani; Private Investor

P: Operator

PRESENTATION

Operator: Good afternoon, ladies and gentlemen, welcome to LIN TV Corporation’s earnings call for the fourth quarter and full year ended December 31, 2012. Today’s call is being recorded. Now the Company will read a brief legal statement.

Denise Parent: This conference call may include forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include but are not limited to those described in the Company’s press release and filings made with the SEC, all of which are available in the investor relations section on the Company’s website at linmedia.com and on the SEC’s website, at SEC.gov. Many of these factors are beyond the Company’s control and the Company undertakes no obligation to publicly update or revise any forward-looking statements unless required by applicable law.

The Company will also file with the SEC a proxy statement regarding the proposed merger of the Company that was described in our press release that was issued on February 12, 2013. Stockholders are urged to read the proxy statement and other documents relating to the transaction when they become available because they will contain important information. Investors will be able to obtain these documents from the Company’s website and the SEC’s website or by contacting the Company directly.

Please also note that the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies when those proxies are solicited with respect to the proposed merger transaction. However, this communication is not a solicitation of a proxy from any security holder of the Company. Investors may obtain information regarding the names, affiliations and interests of such individuals in the Company’s filings. Now I would like to turn the call over to our President and CEO, Vince Sadusky.

Vince Sadusky: Thank you, Denise, and welcome to our fourth-quarter and full-year 2012 conference call. I will begin with a review of our results and achievements. Scott Blumenthal, our Executive Vice President of Television, will update your station operations; and Rich Schmaeling, our Chief Financial Officer, will provide financial results and guidance.

2012 was a terrific year for LIN Media for many reasons. We achieved record-breaking revenue, EBITDA and EBITDA margin for both the fourth quarter and the full year. We closed upon the largest acquisition in our Company’s history in the fourth quarter, expanding our footprint from 15 to 23 markets and increasing our coverage by nearly 4 million households. These new stations provide an opportunity to grow our digital business, increase our bargaining power with pay-TV providers, networks and syndicators, and add greater scale to amortize our digital, technology and shared services capabilities.

In addition, we now provide services to a CW and MyNetwork TV station in Albuquerque, building on our strong presence in this growth market. Political candidates favor strong local news channels to reach voters. We capitalized on our market-leading news stations that produced an average of 5-plus hours of news per day to generate an unprecedented amount of political revenues.

We successfully reached new retransmission agreements with pay-TV providers for almost half of the pay-TV subscribers in our markets, which better reflect the immense value of our television stations.

Our ongoing investments in the digital space resulted in record interactive revenues and growth. We issued notes at the lowest cost of borrowing on Company record and our total leverage ratio at year end was 3.3 times, including our acquisition, which is the lowest level it has been in nearly a decade.

Finally, throughout the year we worked hard to develop a successful plan to resolve the NBC joint venture. On February 12, 2013 we completed the first of two transactions by removing the GECC note guarantee which had existed since 1998.

Our strong financial performance was largely a result of our ability to incrementally advance our strategy, generate significant political revenues and capitalize on the rebound of the auto market. During this historic political year, TV proved once again to be the most popular advertising medium, claiming $3.6 billion in total political ad spending. Of that total spend, $2.9 billion or 80% was on local TV, up 38% over 2010 and up 93% compared to the last presidential cycle of 2008.

Our stations leveraged their brand loyalty and unique advertising solutions to generate $45.5 million in net political revenues during the fourth quarter and $76.5 million for the full year. We were pleased to see automakers and local dealers spend more of their budgets on local TV advertising as their sales volumes restored. According to a recent research report by Kantar Media, spot TV claimed 29% of the auto industry’s total ad spending in 2012, which is the level it was at in 2008. Our automotive advertising revenues grew 4% in the fourth quarter and 15% on the year compared to 2011.

Our digital business continues to be a significant source of opportunity and differentiation for LIN Media. During the fourth quarter, interactive revenues, which include revenues generated by LIN Digital, formerly known as RMM, and Nami Media, set a new record by increasing 52% in the fourth quarter to $12.8 million compared to $8.4 million in the prior year.

For the full year, digital revenues increased an impressive 51% to $41.1 million compared to $27.2 million in 2011, and these amounts exclude our TV station websites.

In 2012, LIN Digital opened its sales headquarters in New York City and expanded its sales offices to 29 US cities. Since we acquired the business in late 2009, its revenues have grown approximately 270% and momentum is stronger than ever. We are committed to building our digital media ecosystem in a smart and strategic way by investing in companies that are on the forefront of the changing media landscape and launching our own initiatives.

For example, in 2012, in November, we announced our new mobile marketing solutions business called LIN Mobile. Leveraging our Company’s 50-year history and strong relationships with local and national advertisers, LIN

Mobile will help clients effectively market their products and services to an increasingly mobile-centric population by delivering targeted and localized media across all dominant mobile devices.

The investments we made and continue to make in our core and digital products resulted in several significant achievements during the year. The average of Nielsen’s ratings analysis for the year showed that we operated the number one or number two local news stations in 87% of our news markets.

In comparison to all the local media outlets that comScore measures, 73% of our TV websites rank number one or number two for unique visitors. When looking specifically at our broadcast competition that are measured by comScore, every one of our measured TV station websites either ranked number one or number two for unique visitors.

In addition to the 5-plus average hours of news that we air each day on our legacy stations, we furthered our commitment to providing continuous news coverage by live streaming an additional 30 million minutes of news on our television station websites.

Project NewsTouch was a major innovation launched in 2012 to increase the consumption of our content on multiple screens. This single solution and uniform workflow process deliver the best app and mobile web experience to mobile devices. With the implementation of our own platform that we built and control, we drove 704 million mobile impressions through our brands through multiple mobile screens in 2012, which is an increase of 68% year-over-year.

The strength of our local news brands is a result of our ability to embrace changing media habits, focus on superior multi-stream content production and distribution, invest in localism and commit to trading and sharing best practices throughout our organization.

Looking ahead to 2013, we are receiving mixed economic signals. Pacing started off slow in the first quarter but is beginning to pick up. Two of our biggest priorities this year are to successfully complete step two of the NBC JV transaction and also to fully integrate our new television stations in order to capitalize on the combined benefits. We made great strides last year towards achieving our goals of being the market-leading local multimedia company and consumers and advertisers’ preferred choice for unique, innovative and relevant content on all platforms. We look forward to building on our success in 2013.

Now I would like to hand it over to Scott.

Scott Blumenthal: Thank you, Vince, and good afternoon, everyone. We successfully executed several operating initiatives in 2012 that were designed to enhance our market leadership and build upon the strong relationships we have with viewers and advertisers. For example, Accelerate, our internal sales strategy program, create more cross-selling multi-platform opportunities, improved synergies and standardized all sales operations at our legacy television stations.

We also introduced Accelerate to the newly acquired TV stations and we will continue to provide comprehensive trading in 2013 to create a fully engaged and effective sales force that has all the tools it needs to sell a vast array of targeted multi-platform marketing campaigns.

In addition, we unveiled a new set of designs, graphics and music for high definition at 12 of our stations in 2012. Currently, 38 of our television stations are operating and producing in HD, which we believe enhances our competitive positions in those markets. The remaining stations, all of which are part of the newly acquired group, are expected to launch HD in 2013.

An important part of our strategy is to invest in local programming. In 2012, we launched our 12th local lifestyle program, Living Dayton, and it has aired more than 32,000 local programming hours.

As a result of our focus on localism, we can offer unique advertising opportunities beyond traditional spots and create proprietary content for our web and mobile screens. Our popular local lifestyle programs also provided a unique platform for candidates to reach voters in 2012, which helped to differentiate our stations from the local competition.

As a result of our ongoing investments and focus on delivering superior local content, our stations received some of the industry’s top awards in 2012. I would like to especially recognize WIVB in Buffalo, which earned two regional Murrow awards, and the prestigious National Sigma Delta Chi Award by the Society of Professional Journalists. WISH TV in Indianapolis also earned a Sigma Delta Chi Award, which is truly special since only nine stations around the country were bestowed with this honor.

Our strategy also helped us to achieve terrific ratings during the November 2012 squeeze period. 80% of our legacy stations ranked number one or number two in their markets with our big four legacy stations outperforming their affiliated networks by an average of 23%. And now, we look forward to implementing our proven strategies with the newly acquired television stations and capitalizing on their opportunities for growth in 2013.

We have deep local market knowledge and our stations are well known and trusted media partners.

When combined with our continued investments in our people, processes and products, our compelling geographic footprint and our ability to optimize advertising inventory, particularly in this historic election year, many of our stations increased market share and generated higher revenues than their competitors in 2012. Local revenues, which include net local advertising revenues, retransmission consent fees and television station website revenues, increased 45% to $101.4 million compared to $69.8 million in the fourth quarter of 2011.

For the full year, local revenues increased 24% to $316.5 million compared to $255.5 million in 2011. Net national revenues increased 25% to $32.7 million compared to $26.1 million in the fourth quarter of 2011. For the full year, net national revenues increased 12% to $107.3 million compared to $95.7 million in 2011.

Obviously, political advertising helped drive gains throughout the year, but I am particularly proud of the way our stations managed their inventory and political displacement to accommodate strong demand from nonpolitical advertisers. Core local and national advertising sales combined, which excludes political advertising sales, as well as sales from our newly acquired TV stations, decreased only 3% in the fourth quarter and increased 3% for the full year compared to the prior year.

Our evaluation of postelection fourth-quarter sales demand — or data on a same-station basis showed that core local and national advertising sales combined increased 6.5% compared to the same seven weeks of 2011.

As Vince mentioned, automotive advertising, our largest category, increased 4% in the fourth quarter compared to the prior year and represented 26% of local and national advertising sales. Drilling down further, domestic was down 11% while foreign was up 24% and local dealer advertising declined by 2%. For the full year, auto advertising rebounded by 15% year-over-year.

Significant categories beyond auto had mixed results. During the fourth quarter, financial services, media communications, home improvement and, as I just mentioned, auto were all up compared to the same quarter last year.

With regards to the 2012 full year, financial services, medical, entertainment and, again, auto were all up, while restaurants and retail were down in both the fourth quarter and the full year versus 2011.

As for 2013, the economy has yet to make a full recovery, but advertising is getting stronger as we move through the quarter. We are pleased with how the new stations are performing and how quickly they are adapting to our strategies and culture. We look forward to updating you on our progress throughout the year.

Now I would like to hand it over to Rich, who will discuss our financial performance.

Rich Schmaeling: Thanks, Scott, and good afternoon, everyone. During the fourth quarter, our net revenues came in at a record of $196.2 million, up 76% compared to last year’s $111.5 million, and exceeded the high end of our guidance range, which called for revenue of $189 to $194 million. On a same station basis excluding the benefit of the television stations we acquired during the fourth quarter, our net revenues increased 40% to $155.7 million, driven largely by stronger-than-expected political advertising.

For the full year, our net revenues came in at a record $553.5 million, up 38% compared to last year’s $400 million. On a same-station basis, our net revenues increased 28% to $513 million. Net political revenues came in at $45.5 million for the fourth quarter and $76.5 million for the full year. On a same station basis, net political revenues were $37.4 million, up 57% versus 4Q 2010.

For the full year on a same station basis, net political revenues were $68.4 million, up 64% versus the 2010 cycle and up 76% versus the 2008 presidential cycle. Our interactive revenues, which include revenues from LIN Digital and Nami Media but excludes station website revenues, increased 52% to $12.8 million for the fourth quarter and increased 51% to $41.1 million for the full year. Our total station operating expenses for the quarter excluding stock-based compensation increased 45% or $30.5 million to $97.9 million. About $21 million of that growth was attributable to the stations acquired during the fourth quarter. The remainder of the growth in operating expenses was driven largely by increases in variable selling expenses, programming fees paid to the networks and the cost of sales tied to interactive revenue growth.

For the year, station operating expenses increased 20% or $51.8 million to $300.3 million. On a same station basis, station operating expenses increased 12% to $289 million.

BCF for the quarter was up 123% to $98.2 million compared to $44 million in the prior year. For the year, BCF was up 71% to $244.1 million compared to $142.5 million in the prior year.

Corporate expenses, excluding stock-based compensation and nonrecurring charges associated with acquisitions and divestitures, were $8 million compared to $5 million in the prior year. Most of the increase relates to performance-based bonuses, including the RMM incentive compensation bonus. For the year, corporate expenses were $25.5 million compared to $19.6 million in the prior year.

Adjusted EBITDA set records for both the quarter and full year, increasing $51.2 million or 131% to $90.3 million during the fourth quarter and increasing $95.8 million or 78% to $218.7 million for the full year. EBITDA margin also reached record highs of 46% in the fourth quarter and 40% for the full year. Free cash flow for the quarter was $62.9 million compared to $18.8 million in the prior year.

As more fully discussed on our conference call on February 13, and in our related 8-K, earlier this month we executed the first of two transactions whereby LIN exited its joint venture with NBC and, in exchange for a $100 million contribution to the joint venture, was released from its guarantee of the $815.5 million note payable by the JV to GECC. As of the date of that transaction, LIN has no further obligations or funding liabilities related to the joint venture or the GECC guarantee.

As of December 31, 2012 we accrued this $100 million payment and accounted for the recognition of the $715 million taxable gain related to the formation of the joint venture. About $142 million of this gain will be characterized as ordinary income, which we intend to shelter with our NOLs, and the remaining gain of about $573 million will be characterized as capital gains.

As more fully described during our February 13 call, in order to offset in whole or in part the recognized capital gains, LIN is currently entered into an agreement to execute a transaction to convert into a partnership for tax purposes with the result that we expect to realize a capital loss between LIN’s basis and the stock of its sub, LIN Television Corporation, and the fair market value of the stock as of the closing date of this transaction. We expect to be able to complete this conversion within the next 4 to 6 months.

Turning to LIN’s debt and key credit metrics, at December 31, 2012 we had unrestricted cash on hand of $46.3 million and $75 million available under our revolving credit facility. Our net debt was $843.9 million, up $248.4 million from the end of last year largely due to the $290 million of new 6.375% senior notes we issued in connection with the New Vision acquisition in October.

Our consolidated leverage at year end as defined in our senior credit facility was 3.3 times compared to 4.9 times at the end of 2011, and our amended covenant of seven times. Our consolidated senior secured leverage ratio was 1.4 times compared to our covenant of 3.75 times.

As part of the repricing transaction we executed in December, the Company no longer has a times interest coverage covenant. For your reference, that metric was 4.4 times at year end.

The $100 million payment to the NBC JV was funded by a $60 million incremental term loan, a $25 million draw on our revolver and cash on hand. Pro forma for the JV transaction, our consolidated leverage ratio at year end was 3.7 times and our consolidated senior secured leverage ratio was 1.7 times. And as of December 31, 2012, the Company had approximately $273 million of NOLs, $142 million of which we expect to utilize to shelter the ordinary income recognized as a result of the JV transaction.

Focusing on the outlook for the first quarter, we expect that net revenues will be up 33% to 37% compared to net revenues of $103.2 million in 1Q 2012. On a same station basis, we expect that net revenues will be up 4% to 7% compared to the prior year. For expenses we expect that direct operating and SG&A will increase in the range of 48% to 50% for the first quarter compared to expenses of $63.6 million for the first quarter of 2012, driven largely by operating expenses of the acquired TV stations as well as increased publisher costs associated with the growth of interactive revenues and growth in programming fees paid to networks.

On a same station basis, we expect that direct operating and SG&A expenses will increase in a range of 13% to 17%, driven primarily by increases in network programming fees, cost of sales tied to interactive revenue growth and other variable selling expenses.

I will now hand it back to the operator for questions. Operator?

QUESTION AND ANSWER

Operator: (Operator instructions) Marci Ryvicker, Wells Fargo.

Eric Katz: Is actually Eric Katz in for Marcy. Just to clarify, Rich, I think you mentioned earlier that same station direct OpEx and SG&A expenses were up 12%. was that for Q4 or for the full year?

Rich Schmaeling: I’ll have to go back and look, Eric. We’ll come right back to you on that, Eric.

Eric Katz: Okay. And I guess for the guidance on the direct OpEx and SG&A of 13% to 17% for same station, if that 12% was for the quarter, is the reason that it’s a bit higher because there is just more days in the quarter since the acquisition closed in October?

Rich Schmaeling: Yes. I think also you need to recall that, concurrent with our announcement regarding the joint venture, we also announced that we had signed a new network affiliation agreement with NBC for our seven NBC stations, plus satellites. And so that does spur an increase in network programming fees. And that 12% that I mentioned, Eric, was for the year.

Eric Katz: Do you have that for the quarter, by any chance?

Rich Schmaeling: We will find that just in a moment.

Eric Katz: Sure. And with regard to the New Vision revenue contribution of $41 million in Q4, would you be able to tell us how much was local and how much was national?

Rich Schmaeling: Yes. We don’t have that data; we’re not going to give that kind of detail, Eric.

Eric Katz: Okay, thank you very much.

Operator: Was that all you had, sir?

Eric Katz: Yes, ma’am.

Operator: Aaron Watts, Deutsche Bank.

Aaron Watts: One follow-up on the expenses in the first quarter. Is it fair to assume that those are the kind of step-ups year-over-year we will be seeing this year because of the new agreements that are in place?

Rich Schmaeling: You are referring to the operating expenses?

Aaron Watts: Yes, sorry, the 13% to 17% increase in TV expenses.

Rich Schmaeling: Yes, on a same station basis, yes, expenses are going to increase kind of at that level out into the future.

Aaron Watts: Okay, all right. And then just on the other side of the coin, can you give us any sense of on a blended basis what kind of rate your retransmission fee income is growing at for 2013?

Rich Schmaeling: Yes. We don’t separately call that out from local revenues, Aaron, sorry.

Aaron Watts: Okay, had to try. And then, Vince, you have seen days of medium leverage, you have seen days of high leverage and you see leverage where it is at today. How would you describe your comfort level now where you are okay with leverage and where you would be okay with it going, should you find something out there to go buy?

Vince Sadusky: Yes, it’s a great question. I think we are comfortable at our leverage level now. The leverage, of course, bounced up a bit in 2013, kind of the odd year phenomenon, despite a lot of cash flow and a lot of debt pay-down. So as we think about uses of our free cash flow, I think we have done a nice combination in the past of being really committed to getting leverage down for years now, especially from the 2008, 2009 time frame. We paid a lot of debt down.

We have also engaged in share buybacks and we feel pretty good about the very low repurchase price that we were able to buy in shares throughout 2012 and prior. And so, as we look ahead, Rich has described our target leverage range as being in that 3% to 3.5% range, 3%-ish in an even year, 3.5% in an odd year, and that feels pretty good.

If we were to find something that was very accretive for the Company and something we were very attracted to that we think had the potential for a great strategic value for the Company, we would certainly consider going above our 3 and 3.5, temporarily, as long as we saw our way out of it pretty quickly, but no plans for that at the moment.

Aaron Watts: Okay, that’s helpful. And then on the political side, I think you did around $8 million back in 2011. As you look at your markets this year, any reason to think that should be materially different from two years ago?

Rich Schmaeling: No, on a same station basis, that doesn’t sound crazy to us. Of course, we expect a little bit more than that with the addition of the eight New Vision markets.

Aaron Watts: Okay, great. And last one from me, and I appreciate you taking these, I guess it’s a little bigger picture for you, Vince, but as you think about digital and mobile maybe specifically, is there a revenue model that you see today for the mobile device kind of independent of your TV platform in the eyes of advertisers, at least? Or, is it more of a bundled proposition, keeping people with LIN programming, the LIN stations, the LIN Digital assets? Just curious of your thoughts there.

Vince Sadusky: It’s a really good question. You’ve seen very different strategic approaches from broadcaster towards digital. Some folks have been very busy in acquiring digital assets; some have, I think, decided to keep those as siloed businesses. You have seen other folks decide the core business is what they want to stick to.

Pretty clearly, for us the digital strategy has been a major part of our strategic vision for the Company. And as each quarter ticks off, we feel more and more comfortable about our capabilities, our internalization of the knowledge base, our expertise, the level of folks we are able to bring into the Company.

And so, ultimately, the short answer is, it’s a mix. We have these stand-alone sales offices that are out there competing with all the household names in digital by — through what we offer, through our technology, through our platforms, through listening better, providing better value, low overhead, all those things that it takes to win the business at the end of the day. And that has been a nice growth opportunity for us, especially over this last year with the expansion of the sales offices into major cities and some great sales leadership and some great sales additions.

And then the synergy part of it really is around leveraging the existing television station sales force, and that is largely an educational process, a compensation process, all those things that it takes that are very, very hard and have proven to be very, very difficult for traditional media companies to have an integration into that area. I would say we have probably done it as well as anybody, but we still have a long, long way to go.

And, ultimately, our goal is to simply be able to sit down with a client at a table and not be their trusted advisor on television, but be their trusted media advisor, whether it’s an agency or directly to a local business or a regional business, just simply be well-versed and be a really good tool for them as they have more choices, and there’s more data out there than ever from which to make buying decisions as to where to place your media. We want to be helpful and not go out there with just one tool; we want to have a pretty full toolbox and create value for our advertisers as best we can. So it’s really a two-pronged strategy.

Aaron Watts: Okay, thank you.

Operator: Edward Atorino, Benchmark.

Edward Atorino: Got a couple questions. On your retrans, if you look at the improvements, do you look at the dollar improvement or the growth rate? In other words, if you take the current month and (inaudible) annualize that, or have you got a growth rate going which would be pretty high?

Rich Schmaeling: Yes. So if you did your own math, Ed, and had a view about what our retransmission consent fees are within local revenues, you would get to a pretty strong growth rate. And that’s consistent with our expectations for the outlook for the future. We do expect that there’s a lot of head room left in retransmission consent fee growth, and so we’re optimistic about the future.

Edward Atorino: Is that both at the LIN stations and at the new stations or is it mostly the new station, or both?

Rich Schmaeling: It’s both, Ed, because upon closing the New Vision acquisition for most of those stations and the related MVPD contracts, we are able to immediately have them step up to LIN rates using our after acquired rights in our contracts. So we are negotiating with an MVPD for all of the LIN stations in their market, whether so-called legacy LIN or new LIN.

Edward Atorino: Did you have much Olympic revenues last year?

Rich Schmaeling: Did we have much, did you say?

Edward Atorino: Yes, did you?

Rich Schmaeling: Yes.

Edward Atorino: Could you give us the number? Maybe you did and I missed it.

Rich Schmaeling: No, we didn’t. But we are going to look it up.

Edward Atorino: And sort the $50 question on television, as you go into the second half of the year, there’s this big pile of stuff that was there that’s now gone called political. You’ve got all of that or most of that time suddenly available. How do you look at the ability to replace a dollar of political with X% of nonpolitical this year versus last year?

Vince Sadusky: Yes. I think the way it has historically worked is we have a tendency to sell out just about all of our inventory. So it just simply gets reflected in pricing. And that really has everything to do with demand.

So in a healthy marketplace, you will see — you’ve got a lot more inventory available, especially in the fourth quarter, to sell to core advertisers. We know that, so we like to take as much share as we possibly can, priced appropriately. And of course, the advertisers who have been long advertisers in television — they know that, too, so that really gets reflected in price.

Edward Atorino: The politicians — some pay top dollar and some don’t. Right? Looking backwards?

Vince Sadusky: Yes. So you have to provide lowest unit rate to your politicians.

Edward Atorino: So they get the lowest rate?

Vince Sadusky: For your politicians directly, yes, but not for your issue guys.

Edward Atorino: So even if you don’t sell all the time, you might get a little inflation back in there from better pricing?

Vince Sadusky: Yes. I’d say it’s hard, Ed, because it goes back to what you said at the top of the show, that it’s about demand and demand drives pricing. And without all that political demand, there is less demand against all of the inventory.

Rich Schmaeling: And it was a lot of demand in 2012. Those are big numbers.

Vince Sadusky: So, Ed, getting back to your question on the Olympics, we score-keep about $3.5 million of incremental Olympics revenue, so revenue above what we would have expected to have (multiple speakers) —

Edward Atorino: Oh, okay, that’s not a big deal, thank you.

Rich Schmaeling: And then back to Eric’s question for our station operating expenses, Eric, they grew about 14% in the fourth quarter, same station basis.

Operator: David Hebert, Wells Fargo Securities.

David Hebert: Just wanted to ask on 2012 with the pro forma EBITDA including, I guess, for LTM for New Vision was for the year?

Vince Sadusky: We’ll look it up, Dave.

David Hebert: Okay. And then on retrans, you have new deals with NBC, ABC and Fox. I just wanted to know as a percentage of subscribers how much are you paying reverse retrans right now?

Rich Schmaeling: I really haven’t calculated that, but if — you could do it pretty straightforward if you take a look in (inaudible) CBS, so if you look at our CBS footprint, you can calculate that pretty well. It’s probably in the 20%-plus range, I would guess.

David Hebert: Okay, and can you remind us when those deals are up for renewal? I think it’s all over the map a little bit, if I remember correctly.

Rich Schmaeling: Yes, it is. By and large, our renewed affiliations with those three networks go out over the long-term 3, 4, 5-plus years.

David Hebert: Okay, right.

Rich Schmaeling: So David, our pro forma EBITDA is about $258 million.

David Hebert: $258 million, okay, great. And then on the $100 million capital contribution, did that hit your RP basket as defined in the bond debentures?

Rich Schmaeling: They’re in our — yes, against the bonds? Yes.

David Hebert: Okay. And then I wonder if you could comment about the M&A environment, hearing a lot of stations on the block, what your interest level is. You mentioned your comfort level of leverage, but I’m just trying to think about markets and market size, station affiliations, and anything that might be a focus of yours.

Vince Sadusky: Yes, I think our strategy has been pretty consistent. We look at everything. At a minimum, we get smarter and provide more benchmarks. We don’t win the day very often, just given our pretty strict ROI internal benchmarks. But we look at it all. There’s arbitrage opportunities, given our technology and our cost structure. And depending on the overlaps, oftentimes there’s opportunities in the same market or adjacent market capabilities.

Certainly, if there’s a retransmission fee, arbitrage opportunity for those of us that have got the top stations and good scale and have been able to negotiate favorable agreements. So those are all things that we look at. There’s a few others that have those things as well, and it really comes down to value. So as far as what we are interested in, we are always interested in these tuck-in opportunities as we have executed over the last couple of years. In some cases where others have executed at it, we have been able to help operate those television stations.

And then from a larger perspective, something like a New Vision was a very good fit for us, given it’s primarily big four affiliations, which we like; by and large that midsize market, kind of markets, 20 down to about 75. We like that. That’s our sweet spot for where we operate and how we can invest in the stations and turn a decent cash flow on the upside opportunity.

And that’s really, I think, how we would characterize the way we look at these things that are being brought to market. But you certainly are seeing more and more of it, as you have a lot of legacy deals from the mid-to late 2000s that were financial transactions, investment transactions. You are seeing these assets now free up as the financing markets are back and there is a pretty good arbitrage opportunity from where the seller can get their price, meet their price expectations and the buyer can really buy down the turns pretty significantly and hit their internal ROI projections as well.

As we’ve said all along, we think that’s — whether it’s us or somebody else, we think that’s a really good thing for the industry to have this kind of consolidation and to more effectively be able to compete in a media world that’s very concentrated in terms of programming and distribution.

David Hebert: That’s great color, thank you for the explanation.

Operator: Barry Lucas, Gabelli & Co.

Barry Lucas: A couple of housekeeping questions, and maybe just to pick up on that last point on the pro forma number. What would that pro forma 2012 revenue number be in total, and how much was the pro forma political?

Rich Schmaeling: So we gave you the pro forma EBITDA, you got the $258 million, about —

Barry Lucas: Right.

Rich Schmaeling: (multiple speakers). And political, full year this is — and so on a gross basis, about $103 million full year.

Barry Lucas: Okay. And total revenues?

Rich Schmaeling: And total net revenues would be about $660 million.

Barry Lucas: Okay, helpful. With the New Vision stations, I thought I saw your household reach is 10.5%. So where are we at, about 11 million, 12 million households, would that be what you would consider the reach now?

Rich Schmaeling: That’s right.

Vince Sadusky: That’s right.

Barry Lucas: Okay, and just to hit it on a couple of other areas, on your guidance on OpEx again for the first quarter, with revenues doing what they are doing, the bulk of that change is programming costs associated with reverse comp?

Rich Schmaeling: Yes, I would say — so on a same station basis, we said 13% to 17%. And there’s like three pieces that are the main drivers. It is reverse retrans and other comp back to the networks. And we mentioned we just signed new NBC agreements.

Barry Lucas: Right.

Rich Schmaeling: It’s increases in cost of sales tied to interactive revenue growth, which is growing nicely. And related to that, we have cost of sales and also other variable selling expenses.

Barry Lucas: Okay, two more quickies, I think. Vince, you have done a really good job on the interactive side and you have called out mobile as being a particular success. But maybe you could just provide a little bit more color on what does that mean from a revenue standpoint? How are we getting paid for all those mobile viewers or what have you? The page views sound terrific, but what kind of dollars are we talking about?

Vince Sadusky: Yes, it’s a good question. We think of the Mobile business as really similar to the web business and then what we are now calling the digital side of our business. Separate and apart from the TV station websites, the early days for us was to build a mobile presence using the content from our television stations, so basically being able to access all our great weather, news information content for mobile devices and both phones and PDAs and tablets. So that work is well underway and that’s where we get all those large numbers.

The revenue associated with that still feels like early days of our website business. Still getting advertisers to understand the business, so right now they are getting a really terrific value, because it’s not a ton of revenue.

We then see the next evolution in our growth was through the acquisition of RMM and then building out LIN Digital, which gave us the ability to sell marketing solutions, online marketing solutions well beyond our television station websites, because that’s really what our advertisers were looking for. They were spending with other and not with us. So that’s been a nice success for us.

And that’s what — when we talk about mobile right now, that’s what we’re currently referring to. We’ve looked at several entities to try to buy, to kind of jump-start that, and we’re just unsuccessful, just given both mobile and social are things we would like to offer to clients. And M&A in that area is really hot right now and we feel overpriced. So after several looks on the mobile side, we just decided that we would build it. And we hired a very capable president with terrific experience, and he is in the process of building out his team. So right now, for that piece of the business the revenue to date has been zero since we have not been in that business. And it’s a little — it’s obviously going to be a little slower to build, much less expensive, but a little slower to build. And we made the build-versus-buy decision simply because of what we saw as an overheated interactive M&A market around mobile.

Barry Lucas: Good, that’s helpful. Last area and comments on expensive to build social media or buy social media and other Internet kinds of things — there are a number of groups on the market. Whether or not that includes local TV and Allbritton, and we know Fisher is out there. But your larger peers, in the main, have been on the sidelines and not talking about Nexstar and Sinclair, but the Belo’s, Gannett’s, Hearst’s of the world have pretty much been in the background of this consolidation phase. And yet, it strikes me that they need the same — they need to build the same kind of scale that you are building as they come back and sit down either with the networks or the multi-channel video providers. So where are they — as you sit and observe, where are they in this process?

Vince Sadusky: Yes. I don’t know, other than everybody has their own strategic plan and their own vision of how much scale is enough and what station values will look like in the future and aggressiveness of the management team, willingness to sign up for synergies, attach your compensation to that. These are all the complex questions that go into whether or not you want to participate in M&A, internal capital allocation decisions, leverage — you know this as well as anybody.

So we address all those things and put our best foot forward with the entities that we feel would be a good, strategic fit, and that’s how we take care of it. How others go about their business I honestly don’t have any idea.

Barry Lucas: Okay, thanks very much, Vince.

Operator: Tim Harrington, CG Capital Advisors.

Tim Harrington: Once you have converted from a C Corporation to the LLC, and have all the pieces together, will that allow you to use up almost all, if not all, of your various types of capital loss and operating loss carryovers?

Rich Schmaeling: If you give a look, Tim, to our release on February 12, you’ll see that it depends on where our stock price is at the closing of the LLC conversion. So if it’s $10.75 or less, we think we will have surviving NOLs. If it’s greater than that, then we start chewing into the remainder of our NOLs, and if it’s above like $12.20 we consume all of our NOLs. So if you assume, for example, that it’s $10.75 or less and we have some surviving NOLs, we do expect to be able to use those before they expire.

Tim Harrington: Yes, for simplicity’s sake, if we have $15 a share, clearly we will have used up all of the operating loss carryovers, all of the capital loss carryovers and might even be in a position to pay a little bit of taxes, is my analysis; right?

Rich Schmaeling: That’s correct.

Tim Harrington: Okay. Also as a result of that transaction, I assume all of our assets get a stepped-up basis to reflect fact that this was a taxable transaction. Is that correct?

Rich Schmaeling: Not our assets. So at the point of the conversion, it will be as if our shareholders sold their stocks. So let’s say the closing price of a conversion is $10.75. Your new basis in our shares will be that closing price, and you will recognize gain or loss depending on your basis in our shares at that point in time. The internal basis of our assets will not change.

Tim Harrington: Is there any way to push that basis back down to the individual assets?

Rich Schmaeling: No, because the only — so I think you may know that we are converting LIN TV Corp., our holding company, and that holding company, all it has is its ownership of the stock of LIN Television Corporation, and nothing is happening at the LIN Television Corporation and below. It’s just — the only assets it has is the stock of LIN Television Corporation, so nothing is happening with LIN Television Corporation and below.

Tim Harrington: Okay, LIN Television station in turn has all these various subsidiaries that actually hold the individual stations. If one were to sell, say, a particular station at a profit, is there a way to effectively reduce that profit because of the stepped-up basis that occurs at the LLC level?

Rich Schmaeling: No.

Tim Harrington: If one were to liquidate the LLC and everything else?

Rich Schmaeling: No, Tim, unfortunately not. The inside basis of our assets does not change.

Tim Harrington: Okay, so the only way to maximize that benefit would be to sell actually the entire LLC?

Rich Schmaeling: Okay.

Tim Harrington: I’m very pleased that we are able to move up the reporting date by more than two weeks from the initial expected date. Maybe in the future, we can report as quickly because I know what you guys are going through in terms of the complexities of drafting the proxy prospectus and all the rest of the stuff that will have to go into that monster.

Rich Schmaeling: Yes. We agree, Tim. Hopefully, next year will be sooner.

Tim Harrington: After we have got the LLC, all of the three classes of stock disappear and everybody is the same so you don’t have super voting stock. That’s correct?

Rich Schmaeling: That’s incorrect. The stock will convert like for like, so A, B, C, like for like.

Tim Harrington: So in fact, what, at the lower level, there still is this A class, the B class and the C class?

Rich Schmaeling: Yes, that’s the way it is today at the LIN TV Corp. level, and that’s the way it will be with LIN Media LLC.

Tim Harrington: Okay, because I thought that LLC’s could only have one class of stock.

Rich Schmaeling: No.

Tim Harrington: Unlike S Corp., so we can preserve that.

Rich Schmaeling: That’s correct. Thank you, Tim.

Operator: [Abby Sanani], private investor.

Abby Sanani: I actually have hopefully a pretty easy question. You talk about interactive, but you don’t really talk about the advertising sales; you separate that out. Can you define what you put in interactive and if you do track the digital advertising sales, what the growth rate was?

Vince Sadusky: Yes, so we decided a while back that we had sufficient interactive assets and generated sufficient interactive sales, separate and apart from our television station websites and our television station mobile sales, that we would begin to include that as a separately identified revenue line item. And so that’s what’s in there, because the thought was, whether it’s retransmission fees or TV station — advertising associated with TV station web properties, mobile properties, all those types of digital revenue are all part and parcel and tied into the station business. To say it another way, you don’t generate those revenues without owning these television stations.

So we are excited when you look at those numbers and the 50%-plus growth number that we have described are all related to something that is differentiated from any of our peers as it’s a separate business. You could view it as a separate business, separate and apart from the TV station interactive business.

Rich Schmaeling: And its advertising revenues, so you look at the interactive revenues, that is advertising revenues from LIN Digital and Nami Media.

Abby Sanani: Okay. And from your TV stations, do you break out the growth rate for that digital advertising, or is it more seen as just advertising for the TV station?

Rich Schmaeling: Yes, it’s part of our local revenues caption in our reporting, so it’s a component of local revenues.

Abby Sanani: Do you have that broken out at all?

Rich Schmaeling: We don’t break it out separately. Thank you.

Rich Schmaeling: Thank you.

Abby Sanani: Thank you.

Operator: Edward Atorino, Benchmark.

Edward Atorino: It has been answered in several ways, thank you.

Operator: And with no further questions in the queue, I will turn the call back over to the President and CEO for closing remarks.

Vince Sadusky: Okay, great. Thank you, operator. Thank you all for your interest in LIN Media. We look forward to updating you throughout the year.

Rich Schmaeling: Bye.

Operator: And again, that does conclude the call. We would like to thank everyone for their participation today.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is not a solicitation of a proxy from any security holder of LIN TV Corp. (“LIN TV”).  The merger will be submitted to LIN TV’s stockholders for their consideration, and in connection with such consideration, LIN TV and LIN Media LLC (“LIN LLC”) expect to file with the Securities and Exchange Commission (“SEC”) a definitive proxy statement to be used to solicit LIN TV stockholder approval of the Merger, as well as other relevant documents concerning the proposed merger, as part of a registration statement related to class A common shares of LIN LLC.  Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the merger, including its terms and anticipated effect and risks to be considered by LIN TV’s stockholders in connection with the merger. The proxy statement/prospectus and other documents relating to the merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The documents (when they are available) can also be obtained free of charge from LIN TV on its website (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, or by calling (401) 454-2880.   Information on LIN TV’s website does not constitute a part of this Current Report on Form 8-K.

PARTICIPANTS IN THE SOLICITATION

In addition, LIN TV and its officers and directors may be deemed to be participants in the solicitation of proxies from LIN TV stockholders with respect to the merger. A description of any interests that LIN TV’s officers and directors may have in the merger will be available in the proxy statement/prospectus when it becomes available. Information concerning LIN TV’s directors and executive officers is set forth in LIN TV’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 12, 2012 and its Annual Report on Form 10-K, which was filed with the SEC on March 15, 2012. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investor relations page on LIN TV’s website at www.linmedia.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this Current Report regarding the merger of LIN TV and LIN LLC, the expected timetable for completing the merger, future financial and operating effects and benefits of the merger, financial condition, results of operations and business and any other statements about LIN TV or LIN LLC managements’ future expectations, beliefs, goals, plans or prospects constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of LIN TV’s management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.  All of these forward-looking statements are based on estimates and assumptions made by LIN TV’s management, which, although it believes them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates or statements. LIN TV cannot assure you that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in LIN TV’s Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly reports filed with the SEC, and the following:

•                  the ability to consummate the merger;

•                  the satisfaction of other conditions to consummation of the merger;

•                  the potential adverse effect on our liquidity if the merger is not consummated;

•                  the ability to realize anticipated benefits of the merger;

•                  the potential impact of the announcement of the merger or consummation of the Merger, including a potential impact to the value of LIN TV’s common stock and results of operations;

•                  business, regulatory, legal or tax decisions;

•                  changes in tax laws and policies;

•                  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

•                  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

•                  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the Federal Communications Commission duopoly rule and the allocation of broadcast spectrum;

•                  declines in the domestic advertising market;

•                  further consolidation of national and local advertisers;

•                  global or local events that could disrupt television broadcasting; and

•                  changes in television viewing patterns, ratings and commercial viewing measurement.

Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. LIN TV disclaims any intention or obligation to update any forward looking statements, and it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.